Exhibit 23.1

CONSENT OF JEFF DANG

The undersigned hereby states as follows:

I, Jeff Dang, consent to the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with this Quarterly Report on Form 10-Q for the period ended June 30, 2026 (the “Form 10-Q”).

I hereby consent to the incorporation by reference in the Company’s Registration Statement on Form S-3 (No. 333-282706) and any amendments thereto, and in the related prospectuses, and in the Company’s Registration Statements on Form S-8 (Nos. 333-134767, 333-153019, 333-191505, 333-191507, 333-225031, 333-239184, 333-267269, 333-267270, 333-280152, 333-280154) of  the reference to my name as set forth above in the Form 10-Q.

Date: July 29, 2026	By: /s/ Jeff Dang

Name: Jeff Dang